EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Actual 39 weeks ended January 1, 2004	Actual 39 weeks ended December 26, 2002	Actual Year 53 weeks ended April 3, 2003	Actual Year 52 weeks ended March 28, 2002	Actual Year 52 weeks ended March 29, 2001	Actual Year 52 weeks ended March 30, 2000	Actual Year 52 weeks ended April 1, 1999
	(In thousands, except ratios)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$52,360	$3,601	$(18,018)	$(2,943)	$(134,756)	$(81,247)	$(26,516)
Add:Fixed charges (below)	136,928	133,751	181,873	141,557	157,496	136,856	100,791
Depreciation on capitalized interest	1,047	944	1,239	1,214	1,107	845	350
Less:Interest capitalized (below)	(2,423)	(2,933)	(4,095)	(2,677)	(4,186)	(7,899)	(7,040)
Undistributed (income) loss—joint Ventures	—	—	(44)	29	2,970	2,065	(10)

Earnings for ratio	187,912	135,363	160,955	137,180	22,631	50,620	67,575

FIXED CHARGES:
Interest on borrowings	48,182	48,263	65,585	48,015	64,347	54,088	30,195
Interest on capital and financing lease obligations	8,022	8,645	12,215	12,745	12,653	8,615	8,433
Interest capitalized	2,423	2,933	4,095	2,677	4,186	7,899	7,040
Estimated interest portion of rental expense(1)	78,301	73,910	99,978	78,120	76,310	66,254	55,123

Fixed Charges	136,928	185,050	181,873	141,557	157,496	136,856	100,791

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$20,918	$4,377	$134,865	$86,236	$33,216

RATIO OF EARNINGS TO FIXED CHARGES	1.4	1.0	—	—	—	—	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.